EXHIBIT 10(F)

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

AREA DEVELOPMENT AGREEMENT

FRISCH’S RESTAURANTS, INC.

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

AREA DEVELOPMENT AGREEMENT

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

AREA DEVELOPMENT AGREEMENT

This Area Development Agreement is entered into this 20th day of July, 2004 by and between Golden Corral Franchising Systems, Inc., a Delaware corporation (hereinafter referred to as “Franchisor”), and Frisch’s Restaurants, Inc., an Ohio corporation (hereinafter referred to as “Area Developer”).

WITNESSETH:

WHEREAS, Golden Corral Corporation, a North Carolina corporation, as the result of the expenditure of time, skill, effort, and money, has developed and owns a unique system (hereinafter “System”) for opening and operating family steakhouse restaurants;

WHEREAS, the distinguishing characteristics of the System include, without limitation, the establishment, development, and operation of a family restaurant which features steak, seafood, chicken, salad bars, food buffet, in-store display bakery and other food and beverage items for lunch, dinner, weekend breakfast and snacks; emphasis on prompt, courteous service in a clean, wholesome, family-oriented atmosphere; distinctive exterior and interior design and trade dress; standards and specifications for materials, equipment, furnishings, fixtures, supplies, signage and food and beverage items (including special quality and quantity standards); operating procedures for sanitation and maintenance; special procedures for food and beverage preparation and service; training and assistance; and methods and techniques for inventory and cost controls, record keeping and reporting, purchasing, customer service, sales promotion, and advertising; all of which may be changed, improved, and further developed by Franchisor from time to time;

WHEREAS, the System is identified by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin, including but not limited to the mark “GOLDEN CORRAL” and such other trade names, service marks, and trademarks as are now or hereafter designated by Franchisor (in the Confidential Operations Manuals or otherwise in writing) for use in connection with the System (hereinafter referred to as “Proprietary Marks”);

WHEREAS, Franchisor continues to develop, use, and control the use of the Proprietary Marks in order to identify for the public the source of products and services marketed thereunder and under the System, and to represent the System’s high standards of quality, appearance, and service;

WHEREAS, Golden Corral Corporation has granted Franchisor the non-exclusive right to franchise others to operate restaurants using the System, including the Proprietary Marks; and

WHEREAS, Area Developer wishes to obtain certain development rights to operate Golden Corral restaurants under the System, to be identified with the Proprietary Marks in the territory described in this Development Agreement, and to be trained by Franchisor to establish and operate Golden Corral restaurants;

NOW, THEREFORE, the parties, in consideration of the under takings and commitments of each party to the other party set forth herein, hereby mutually agree as follows:

I.	GRANT

A. Franchisor hereby grants the right to Area Developer, and Area Developer accepts the obligation, pursuant to the terms and conditions of this Development Agreement, to establish and operate none (n/a) restaurants using a GC-11S building design, thirty-eight (38) restaurants using a GC-llM building design, and none (n/a) restaurants using a GC-10 building design for a total of thirty-eight (38) restaurants (hereinafter “restaurants” or “franchised businesses”) and to use the Proprietary Marks and the System solely in connection therewith. Area Developer shall establish and operate such restaurants at specific locations to be designated in separate Golden Corral Franchise Agreements (hereinafter “Franchise Agreements”) executed as provided in Section III.A hereof, and pursuant to the development schedule set forth in Exhibit A, attached hereto (hereinafter the “Development Schedule”). Each restaurant developed hereunder shall be located in the area described in Exhibit AA, attached hereto (hereinafter the “Development Area”) which Development Area may be further defined by sub-markets established by mutually approved segmentation map(s).

B. Each restaurant shall be established and operated pursuant to a separate Franchise Agreement to be entered into between Area Developer and Franchisor in accordance with Section III.A. hereof.

C. Except as otherwise provided in this Agreement, Franchisor shall not establish and operate, nor license anyone other than Area Developer to establish and operate, any restaurant under the Proprietary Marks and the System in the Development Area during the term of this Agreement; provided, however, that Franchisor retains the right, among other rights, both within and outside of the Development Area, and without offering Developer any rights therein, (i) to establish and operate, and to license others to establish and operate, restaurant businesses utilizing the Proprietary Marks and/or the System at or from educational institutions (including, without limitation, colleges and universities); hospitals; airports; food courts; manufacturing, industrial or research facilities; office buildings; convention centers; supermarkets; gasoline stations; department stores; contract food services; theaters; convenience stores; vending machines; fixed/mobile modular units; any casino or other gambling facility; hotels; kiosks; any sports facility, public transportation facility, or public entertainment facility; or any facility which is owned by, or operated by or under contract with, any military or other government entity; (ii) to own, acquire, establish and/or operate, and franchise others to establish and operate, other restaurant concepts now or hereinafter offered by Franchisor, as well as businesses under proprietary marks other than the Proprietary Marks or other systems, whether such restaurant concepts or businesses are similar to or different from the restaurant, at any location within or outside the Development Area; and (iii) to sell or distribute, at retail or wholesale, directly or indirectly, or license others to sell or distribute, any products under any proprietary marks, including the Proprietary Marks. In the event that Area Developer is granted the right to develop GC-10 restaurants, the Development Area to be developed for such GC-10 restaurants shall be deemed not to include those smaller towns and unincorporated municipal areas and rural areas which, because of population density, demographic factors, and other characteristics, would not satisfy the development criteria as created by Franchisor from time to time for a GC-10 design restaurant. Also excluded from the Development Area is any location within three (3) miles of an existing Golden Corral restaurant. Franchisor retains the right to establish and operate, and to license others to establish and operate at such existing restaurant facility or any other restaurant location within such three (3) mile excluded territory, except to the extent, if any, where a Franchise Agreement’s Protected Territory grants exclusive rights for a prescribed distance from an existing franchise restaurant that would specifically limit such rights. Upon the execution of a

Franchise Agreement for an approved site in a specific submarket identified by a segmentation map or otherwise within the Development Area, any rights Area Developer may have to exclusivity for future additional development in that submarket shall cease and the territorial protection for that submarket, if any, shall be determined by the applicable Franchise Agreement for the approved location.

D. This Agreement is not a franchise agreement, and does not grant to Area Developer any right to use in any manner Franchisor’s Proprietary Marks or System.

E. Area Developer shall have no right under this Agreement to license others to use in any manner the Proprietary Marks or System.

II.	DEVELOPMENT FEE

A. In consideration of the development rights granted herein, Area Developer shall pay to Franchisor upon execution of this Agreement a development fee of Three Hundred Eighty Thousand Dollars ($380,000) which is the sum of Ten Thousand Dollars ($10,000) multiplied by thirty-eight (38) restaurant locations to be developed hereunder, receipt of which is hereby acknowledged by Franchisor, and which shall be deemed fully earned and non-refundable upon execution of this Agreement in consideration of administrative and other expenses incurred by Franchisor and for the lost future royalties and other development opportunities lost or deferred as a result of the rights granted Area Developer herein.

B. If Area Developer is in full compliance with the Development Schedule described in Section I.A hereof and set forth in Exhibit A, attached hereto, Ten Thousand Dollars ($10,000) of the development fee for each restaurant shall be credited toward the initial franchise fee payable at the time each Franchise Agreement is executed pursuant to the Development Schedule, which initial franchise fee payment credit shall be fully earned when credited and non-refundable.

III.	DEVELOPMENT OBLIGATIONS

A. Area Developer shall execute the then current form of Franchise Agreement for each restaurant site approved by Franchisor in the Development Area as hereinafter provided. The Franchise Agreement for each restaurant developed hereunder shall be the then current form of Franchise Agreement and the amendment(s) thereto, if any, being offered generally by Franchisor for such restaurant design at the time each such Franchise Agreement is executed; provided, however, that if such restaurant utilizes a GC-11S design or GC-11M design, such Franchise Agreement shall be amended by the respective form of Addendum for GC-11S Restaurants or Addendum for GC-11M Restaurants being offered generally by Franchisor at such time, the current forms of which are attached as Exhibits B-1 and B-2 hereto. The current form of Franchise Agreement being offered by Franchisor as of the date hereof is the Franchise Agreement attached hereto as Exhibit C. The Franchise Agreement and amendment, if applicable, for each restaurant shall be executed by Area Developer and submitted to Franchisor within the later of fifteen (15) days of: (1) receipt of Franchisor’s notice of Phase I site approval, as provided in Section III.B hereof, or (2) receipt of the applicable Franchise Agreement.

B. Prior to Area Developer’s acquisition by lease or purchase of any site for a restaurant, Area Developer shall submit to Franchisor, in the form specified by Franchisor, a completed Site Evaluation Questionnaire, the description of the proposed site and such information or materials as Franchisor may reasonably require, together with a letter of intent or other evidence satisfactory to Franchisor which confirms Area Developer’s favorable prospects for obtaining the site. Franchisor shall have sixty (60) days after receipt of such Site Evaluation Questionnaire, the description of the proposed site and other information and materials to approve or disapprove, in its sole discretion, each proposed site for a restaurant. Area Developer must submit to the Franchisor the aforementioned Site Evaluation Questionnaire and other required information regarding the first site to be developed pursuant to this Agreement within ninety (90) days after the execution of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Area Developer must acquire by lease or purchase a location approved by Franchisor at the earlier of 180 days after the execution of this Agreement or six months before the scheduled opening date of the first restaurant as set forth in the attached Exhibit A, and thereafter must acquire a location approved by Franchisor not less than six months prior to the date each respective restaurant is required to be opened pursuant to the development schedule.

C. If Area Developer will occupy the premises at which a restaurant is operated under a lease, Area Developer shall, prior to the execution thereof, submit such lease to Franchisor, for its written approval. Franchisor’s approval of the lease may be conditioned upon the inclusion in the lease of such provisions as Franchisor may reasonably require, including, without limitation:

1. A provision which restricts the use of the premises during the term of the Franchise Agreement solely to the operation of the business franchised under the Franchise Agreement.

2. A provision which prohibits Area Developer from subleasing or assigning all or any part of its occupancy rights or extending the term of or renewing the lease, without Franchisor’s prior written consent.

3. A provision that the landlord consents to Area Developer’s use of such Proprietary Marks and signage as Franchisor may prescribe for the franchised business;

4. A provision giving Franchisor the right to enter the premises without assuming the lease to make modifications necessary to protect the Proprietary Marks and the System or cure any default under the Franchise Agreement;

5. A provision that the initial term of the lease, or the initial term together with any renewal terms (for which the rent shall be set forth in the lease), shall be for not less than fifteen (15) years;

6. A provision which requires the landlord concurrently to provide Franchisor with a copy of any written notice of breach or default under the lease sent to Area Developer; and which grants to Franchisor, in its sole discretion, the right (but not the obligation) to cure any breach or default under the lease, should Area Developer fail to do so, within fifteen (l5) days after the expiration of the period in which Area Developer may cure the breach or default; and

7. A provision that provides that upon Area Developer’s default under the lease or under the Franchise Agreement, Franchisor shall without the landlord’s further consent have a continuing right of entry into the premises, the right to operate a Golden Corral restaurant therein, the right but not the obligation to assume Area Developer’s interests under the existing terms, conditions and covenants of the lease, and should Franchisor assume Area Developer’s position under the lease, the right to assign the lease or sublet the premises to a third party which will operate on the premises a Golden Corral restaurant.

D. Recognizing that time is of the essence, Area Developer agrees to satisfy the development schedule for the restaurant design described therein (“development schedule”) set forth in Exhibit A, attached hereto. Failure by Area Developer to adhere to the development schedule shall constitute a default under this Agreement as provided in Section VI.B. hereof.

IV.	TERM

Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement and all present and future rights granted hereunder to develop restaurants in the Development Area shall expire on the earlier of the date when Area Developer has open and in operation all of the restaurants required by the development schedule set forth in Exhibit A hereto, or December 31, 2011, notwithstanding the fact that all of the restaurants to be developed pursuant to this Agreement are not opened and in operation.

V.	DUTIES OF THE PARTIES

A. For each restaurant developed hereunder Franchisor shall furnish to Area Developer the following:

1. Such site selection guidelines and consultation as Franchisor may deem advisable; and

2. Such on-site evaluation as Franchisor may deem advisable as part of its evaluation of Area Developer’s request for site approval; provided, however, that Franchisor shall not provide on-site evaluation for any proposed site prior to Franchisor’s receipt of a complete response to Franchisor’s Site Evaluation Questionnaire, a description of the proposed site and a letter of intent or other evidence satisfactory to the Franchisor which confirm Area Developer’s favorable prospects for obtaining the proposed site, pursuant to Section III.B hereof. If on-site evaluation is deemed necessary and appropriate by Franchisor, Franchisor shall conduct up to two (2) on-site evaluations for each restaurant at Franchisor’s cost; for each additional on-site evaluation (if any) Area Developer shall reimburse Franchisor for Franchisor’s reasonable expenses, including, without limitation, the costs of travel, lodging, and food.

B. Area Developer accepts the following obligations:

1. An Area Developer which is a corporation shall comply, except as otherwise approved in writing by Franchisor, with the following requirements throughout the term of this Agreement:

a. Area Developer shall furnish Franchisor with its Articles of Incorporation, Bylaws, other governing documents, any other documents Franchisor may reasonably request, and any amendments thereto.

b. Area Developer shall confine its activities, and its governing documents, if any, shall at all times provide that its activities are confined, exclusively to the management and operation of the business contemplated hereunder, including the establishment and operation of the restaurants to be developed hereunder.

c. Area Developer shall maintain stop transfer instructions against the transfer on its records of any voting securities; and shall issue no certificates for voting securities upon the face of which the following printed legend does not legibly and conspicuously appear:

The transfer of this stock is subject to the terms and conditions of a Development Agreement with GOLDEN CORRAL FRANCHISING SYSTEMS, INC. dated                     . Reference is made to the provisions of the said Development Agreement and to the Articles and Bylaws of this Corporation.

d. Area Developer shall maintain a current list of all owners of record and all beneficial owners of any class of voting stock of Area Developer and shall furnish the list to Franchisor upon request. Such lists shall also include the percentage of ownership of each such owner.

2. If Area Developer is a corporation, each proposed holder of an interest in Area Developer shall submit a franchise application to Franchisor, shall be approved by Franchisor, and shall, upon Franchisor’s request, execute a guarantee of Area Developer’s obligations under this Agreement in a form prescribed by Franchisor; provided, however, that the requirements of this Section V.B. shall not apply to a holder of any corporation registered under the Securities and Exchange Act of 1934.

3. An Area Developer which is a partnership shall comply, except as otherwise approved in writing by Franchisor, with the following requirements throughout the term of this Agreement:

a. Area Developer shall furnish Franchisor with its partnership agreement as well as such other documents as Franchisor may reasonably request, and any amendments thereto.

b. Area Developer shall prepare and furnish to Franchisor, upon request, a list of all general and limited partners in Area Developer.

4. If Area Developer is a limited liability company, it shall: (i) furnish Franchisor with its articles of organization and operating agreement, as well as such other documents as Franchisor may reasonably request, and any amendments thereto; (ii) prepare and furnish to Franchisor, upon request, a current list of all members and managers in Area Developer; and (iii) maintain stop transfer instructions on its records against the transfer of any equity securities and shall only issue securities which bear a legend, in a form satisfactory to Franchisor, which references the transfer restrictions imposed by this Agreement.

5. Area Developer shall at all times preserve in confidence any and all materials and information furnished or disclosed to Area Developer by Franchisor and shall disclose such information or materials only to such of Area Developer’s employees or agents who must have access to it in connection with their employment. Area Developer shall not at any time, without Franchisor’s prior written consent, copy, duplicate, record, or otherwise reproduce such materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person.

6. Area Developer shall comply with all requirements of federal, state, and local laws, rules, and regulations.

7. Except as otherwise specifically stated in this Agreement as to be performed by Franchisor, it is the Area Developer’s responsibility to undertake all actions necessary to develop and open each and every restaurant at Area Developer’s sole cost and expense, which responsibility includes but is not limited: (a) to identify potential sites to be developed; (b) to negotiate for the acquisition of such sites by lease or purchase; (c) to obtain necessary and appropriate governmental approvals; (d) to select a general contractor and obtain construction bids; (e) to adapt the generic building plans and specifications as provided by Franchisor to each selected site and have such plans sealed by Area Developer’s architect/engineer; (f) to obtain financing as needed for acquisition and construction of the building(s) and the purchase of all furniture, fixtures and equipment; and (g) to construct each restaurant to be developed pursuant to this Agreement.

VI.	DEFAULT

A. Area Developer shall be deemed in default under this Agreement, and all rights granted herein shall automatically terminate, without notice to Area Developer, if Area Developer shall become insolvent or makes a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Area Developer or such a petition is filed against and not opposed by Area Developer; or if Area Developer is adjudicated a bankrupt, or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Area Developer or other custodian for Area Developer’s business or assets is filed and consented to by Area Developer; if a receiver or other custodian (permanent or temporary) of Area Developer’s business or assets or any part thereof is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any state or federal law should be instituted by or against Area Developer; if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed); or if execution is levied against Area Developer’s business or assets, or if suit to foreclose any lien or mortgage against the premises or equipment is instituted against Area Developer and not dismissed within thirty (30) days; or if the real or personal property of any of Area Developer’s restaurants shall be sold after levy thereupon by any sheriff, marshall or constable.

B. If Area Developer fails to comply with the development schedule set forth in Exhibit A attached hereto, such action shall constitute a default under this Agreement, upon which Franchisor, in its discretion, may (1) terminate the credit granted in Section II.B. hereof and/or (2) terminate this Agreement and all rights granted hereunder without affording Area Developer any opportunity to cure the default, effective immediately upon receipt by Area Developer of written notice. If Area Developer fails to comply with the terms and conditions of any franchise agreement or development agreement between Area Developer and Franchisor, or makes or attempts to make a transfer or assignment in violation of Section VII.B. hereof, such action shall constitute a default under this Agreement. Upon such default, Franchisor, in its discretion, may terminate this

Agreement and all rights granted hereunder without affording Area Developer any opportunity to cure the default, effective immediately upon receipt by Area Developer of written notice.

C. Upon termination of the Agreement, Area Developer shall have no right to establish or operate any Golden Corral restaurants for which a Franchise Agreement has not been executed by Franchisor at the time of termination. Franchisor shall be entitled to establish, and to license others to establish, Golden Corral restaurants in the Development Area except as may be otherwise provided under any Franchise Agreement which has been executed between Franchisor and Area Developer.

D. No default under this Development Agreement shall constitute a default under any Franchise Agreement between the parties hereto. Default under this Development Agreement shall constitute default under any other Development Agreement between the parties hereto.

E. No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or equity.

VII.	TRANSFERS

A. Transfer by Franchisor:

Franchisor shall have the right to transfer or assign all or any part of its rights or obligations under this Agreement to any person or legal entity. With respect to any assignment which results in the subsequent performance by the assignee of all of Franchisor’s obligations under this Agreement, the assignee shall expressly assume and agree to perform such obligations, and shall become solely responsible for all obligations of Franchisor under this Agreement from the date of assignment. In addition, and without limitation to the foregoing, Area Developer expressly affirms and agrees that Franchisor may sell its assets, its Proprietary Marks, or its System; may sell its securities in a public offering or in a private placement; may merge, acquire other corporations, or be acquired by another corporation; and may undertake a refinancing, recapitalization, leveraged buy-out, or other economic or financial restructuring.

B. Transfer by Developer:

1. Area Developer understands and acknowledges that the rights and duties set forth in this Agreement are personal to Area Developer, and are granted in reliance on Area Developer’s business skill, financial capacity, and personal character. Accordingly, neither Area Developer nor any immediate or remote successor to any part of Area Developer’s interest in this Agreement nor any individual, partnership, corporation, or other legal entity, which directly or indirectly controls Area Developer shall sell, assign, transfer, convey or give away, any direct or indirect interest in Area Developer or in the development rights granted by this Agreement without the prior written consent of Franchisor. No partial assignments of this Agreement and/or the Development Area can be made by Area Developer. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section VI.B. of this Agreement. The transfer restrictions described in this Section VII.B. shall apply to any sale, assignment, transfer, conveyance, or donation of any ownership interest in Area Developer (except for an Area Developer which is a corporation registered under the Securities and Exchange Act of 1934) by any holder of such interest to any party.

2. Franchisor shall not unreasonably withhold its consent to any such transfer; provided, however, that if a transfer, alone or together with other previous, simultaneous, or proposed transfers, would have the effect of transferring a controlling interest in Area Developer or in the development rights granted herein, Franchisor may, in its sole discretion, require as a condition of its approval that:

a. All of Area Developer’s accrued monetary obligations to Franchisor and all other outstanding obligations related to the terms and conditions under this Agreement shall have been satisfied;

b. Area Developer is not in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Area Developer and Franchisor, or its subsidiaries and affiliates;

c. The transferor shall have executed a general release under seal, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its officers, directors, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances;

d. The transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as Franchisor may request) shall enter into a written assignment, under seal and in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Area Developer’s obligations under this Agreement;

e. The transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as Franchisor may request) shall demonstrate to Franchisor’s satisfaction that transferee meets Franchisor’s educational, managerial, and business standards; possesses a good moral character, business reputation, and credit rating; has the minimum net worth and liquidity which meets Franchisor’s then current requirements to become an area developer of the number and type of restaurants described in this Agreement; has the aptitude and ability to conduct the business franchised herein (as may be evidenced by prior related business experience equivalent to not less than three (3) years experience in the operation of the number and type of restaurants to be developed under this Agreement, the franchise application, or otherwise); has adequate financial resources and capital to comply with the development schedule; and has no conflicting or competing business interest, and satisfies such other criteria and conditions that Franchisor shall reasonably impose;

f. At Franchisor’s option, the transferee (and, if the transferee is other than an individual, such owners of a legal or beneficial interest in the transferee as Franchisor may request) shall execute (and/or, upon Franchisor’s request, shall cause all interested parties to execute), for a term ending on the expiration date of this Agreement, Franchisor’s standard form of Development Agreement, which agreement shall supersede this Agreement in all respects and the terms of which agreement may differ from the terms of this Agreement;

g. Area Developer shall remain primarily liable for all obligations of the Area Developer’s business, and all covenants to be kept or performed by Area Developer, and shall execute any and all instruments reasonably requested by Franchisor to evidence such liability;

h. Each restaurant has already opened and been approved for operation by Franchisor in compliance with all the conditions listed herein;

i. Except in the case of a transfer to a corporation formed for the convenience of ownership, a transfer fee in an amount equal to five percent (5%) of the development fee shall be paid by Developer to Franchisor under this Agreement, or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the application to transfer, including, without limitation, legal and accounting fees.

j. Area Developer agrees that if, in the opinion of Franchisor, the price to be paid for any transfer appears to be excessive or is likely to result in there being an unsatisfactory return on investment, or there being an insufficient cash flow to meet obligations, Franchisor may, without liability to Area Developer, review such opinions with any such prospective transferee/purchaser.

k. The transferee must at the time of the proposed transfer have an Operating Partner that has been approved by Franchisor and meets Franchisor’s requirements for such position, which may include significant prior multi-unit restaurant operating experience, successful completion of Franchisor’s training program for managers and ownership by such Operating Partner of a significant equity interest in the transferee.

3. Franchisor shall not unreasonably withhold its consent to a proposed public offering of securities interests in Area Developer; provided, however, that Franchisor may, in its sole discretion, require as a condition of its approval that Franchisor or a company controlling Franchisor has previously made a public offering of Franchisor’s or such company’s securities. (For the purposes of this Section VII, a “public offering” shall mean any offering requiring registration under any state or federal securities laws, and any offering exempt from registration but requiring disclosure under any federal law or regulation.)

4. Area Developer shall grant no security interest in the franchised business or in any of its assets unless the secured party agrees that in the event of any default by Area Developer under any documents related to the security interest, Franchisor shall have the right and option to purchase the rights of the secured party upon payment of all sums then due to such secured party, except such amounts which may have become due as a result of any acceleration of the payment dates based upon the Area Developer’s default.

5. Area Developer acknowledges and agrees that each condition which must be met by the transferee franchisee is necessary to assure such transferee’s full performance of the obligations hereunder.

C. Offerings By Area Developer:

Securities or partnership interests in Area Developer may be sold, by private offering or otherwise, only with the prior written consent of Franchisor, as required in Sections VII.B.2. and

VII.B.3. hereof. All materials required for such offering by federal or state law shall be submitted to Franchisor for review prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. No Area Developer offering shall imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating as an underwriter, issuer, or offeror of Area Developer’s or Franchisor’s securities; and Franchisor’s review of any offering shall be limited solely to the subject of the relationship between Area Developer and Franchisor. Area Developer and the other participants in the offering must fully indemnify Franchisor in connection with the offering. For each proposed offering, Area Developer shall pay to Franchisor a non-refundable fee of Five Thousand Dollars ($5,000) if only GC-11S or GC-11M design restaurants are to be developed pursuant to this Development Agreement, and Ten Thousand Dollars ($10,000) if GC-10 design restaurants are to be developed, or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering. Area Developer shall give Franchisor written notice at least thirty (30) days prior to the date of commencement of any offering or other transaction covered by this Section VII.C.

D. Right of First Refusal:

1. If any party holding any interest in Area Developer or in this Agreement (the transfer of which interest would have the effect of transferring a controlling interest in the franchised business), or if Area Developer, desires to accept any bona fide offer from a third party to purchase such interest or the premises of the franchised business, the seller shall notify Franchisor in writing of the terms of such offer, and shall provide such information and documentation relating to the offer as Franchisor may require; and Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Franchisor intends to purchase the seller’s interest on the same terms and conditions offered by the third party. In the event that Franchisor elects to purchase the seller’s interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor or such later date as may have been provided in the offer. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this Section VII.D shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section VII.D, with respect to a proposed transfer.

2. In the event the consideration, terms, and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Franchisor may purchase the interest in the franchised business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by Franchisor, and his determination shall be binding.

E. Transfer Upon Death or Mental Incompetency:

Upon the death or mental incompetency of any person with a controlling interest in this Agreement or in Area Developer, the transfer of which requires the consent of Franchisor as provided in Section VII.B hereof, the executor, administrator, personal representative, guardian, or conservator of such person shall transfer such interest within six (6) months after such death or mental incompetency to a third party approved by Franchisor. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions of this Section VII, the personal representative of the deceased person shall have a reasonable time to dispose of the deceased’s interest in the franchise, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time, Franchisor may terminate this Agreement. Nothing contained in this Section VII.E. shall be deemed to relieve Area Developer of the requirement to satisfy the development schedule described in Section I.A. hereof and Exhibit A, attached hereto.

F. Non-Waiver of Claims:

Franchisor’s consent to a transfer of any interest in this Agreement or in Area Developer shall not constitute a waiver of any claims Franchisor may have against the transferring party, nor shall it be deemed a waiver of Franchisor’s right to demand exact compliance with any of the terms of this Agreement by the transferee.

VIII.	COVENANTS

A. Area Developer covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Area Developer, (or, if Area Developer is a corporation or a limited liability company or partnership or other entity, a principal of Area Developer approved by Franchisor as the Operating Partner of Area Developer) shall devote full time, energy, and best efforts to the management and operation of the business contemplated hereunder, including the establishment and operation of the restaurants to be developed hereunder. The current Operating Partner approved by Franchisor is Todd Rion. Upon the death, incapacity or termination of the approved Operating Partner for any reason, the Area Developer must secure a substituted Operating Partner, who must be approved by Franchisor, within a reasonable period of time thereafter, but not later than three (3) months after the date of such Operating Partner’s death, incapacity or termination. The Operating Partner as provided herein, must be a person who in Franchisor’s sole judgment, possesses restaurant operations experience at a level appropriate to manage the number and type(s) of restaurants to be developed by Area Developer. Any such Operating Partner must attend and complete, to Franchisor’s satisfaction, Franchisor’s training program for certified managers.

B. Area Developer specifically acknowledges that, pursuant to this Agreement, Area Developer will receive valuable confidential information, including, without limitation, information regarding the site selection and marketing methods and techniques of Franchisor and the System, and that Area Developer has the exclusive right and obligation under this Agreement to identify sites and develop the Development Area for the benefit of the System. Area Developer covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Area Developer shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, or legal entity:

1. Divert or attempt to divert any business or customer of any Golden Corral restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform,

directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor’s Proprietary Marks and the System;

2. Area Developer shall not employ or seek to employ, either directly or indirectly including through an affiliate/subsidiary, any person who is employed, or within the prior six (6) months had been employed by any other franchisee of Franchisor, or by Franchisor, or by any affiliate/subsidiary of Franchisor. Area Developer shall not directly or indirectly seek to induce such person to leave his or her employment for the purpose of becoming an employee of Area Developer.

3. Own, invest in, maintain, engage in, be employed by, be a consultant to, or have any interest in any restaurant business which is located within the Development Area unless otherwise consented to in writing by Franchisor.

C. Area Developer covenants that, except as otherwise approved in writing by Franchisor, Area Developer shall not, for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, legal entity, partnership, corporation or other person or entity which owns, is owned by, or is under common ownership with Area Developer, own, invest in, maintain, operate, engage in, lease to, be employed by, be a consultant to, or have any interest in any restaurant business offering for sale steak, buffet, salad bar, bakery and other items which had been offered by the franchised business which is located within the Development Area.

D. Sections VIII.B.3 and VIII.C shall not apply to ownership by Area Developer of less than a five percent (5%) beneficial interest in the outstanding equity securities of any corporation which is registered under the Securities and Exchange Act of 1934.

E. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section VIII. is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Area Developer expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section VIII.E.

F. Area Developer understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections VIII.A and VIII.B in this Agreement or any portion thereof, without Area Developer’s consent, effective immediately upon receipt by Area Developer of written notice thereof, and Area Developer agrees to comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section XIII hereof.

G. Area Developer expressly acknowledges that the existence of any claims which Area Developer may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section VIII.

H. Area Developer acknowledges that Area Developer’s violation of the terms of this Section VIII would result in irreparable injury to Franchisor for which no adequate remedy at law may be available; and Area Developer accordingly consents to the issuance of, and agrees to pay all court costs and reasonable attorneys’ fees incurred by Franchisor in obtaining, an injunction prohibiting any conduct by Area Developer in violation of the terms of this Section VIII.

I. At the request of Franchisor, Area Developer shall provide Franchisor with executed covenants similar in substance to those set forth in this Section VIII (including covenants applicable upon the termination of a person’s relationship with Area Developer) from the following persons: (l) all managers of Area Developer and any other person employed by Area Developer who have received training from Franchisor; (2) all officers, directors, and holders of a direct or indirect beneficial ownership interest of five percent (5%) or more in Area Developer; and (3) if Area Developer is a partnership, the general partners and any limited partners (including any corporation, and the officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of any corporation which controls, directly or indirectly, any general or limited partner). With respect to each person who becomes associated with Area Developer in one of the capacities enumerated above subsequent to execution of this Agreement, Area Developer shall require and obtain such covenants and promptly provide Franchisor with executed copies of such covenant. In no event shall any person enumerated be granted access to any confidential aspect of the System or the franchised business prior to execution of such a covenant. All covenants required by this Section VIII.I shall be in forms satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them. Failure by Area Developer to obtain execution of a covenant required by this Section VIII.I shall constitute a material breach of this Agreement.

IX.	NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered by any means which will provide evidence of the date received to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to FRANCHISOR:	Senior Vice President-Marketing and Franchise Operations
Golden Corral Franchising Systems, Inc.
P.O. Box 29502
Raleigh, North Carolina 27626

Notices to DEVELOPER:	Frisch’s Restaurants, Inc.
c/o Donald H. Walker, Vice President-Finance
2800 Gilbert Avenue
Cincinnati, OH 45206

Any notice shall be deemed to have been given at the date and time it is received, or is refused, or delivery is made impossible by the intended recipient.

X.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION

A. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Area Developer shall be an independent contractor; and, that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

B. During the term of this Agreement, Area Developer shall hold himself out to the public to be an independent contractor operating pursuant to this Agreement. Area Developer agrees to take such affirmative action as shall be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place in the franchised premises, the content of which Franchisor reserves the right to specify.

C. Area Developer understands and agrees that nothing in this Agreement authorizes Area Developer to make any contract, agreement, warranty, or representation on Franchisor’s behalf, or to incur any debt or other obligation in Franchisor’s name; and, that Franchisor shall in no event assume liability for, or be deemed liable as a result of, any such action, or by reason of any act or omission of Area Developer in Area Developer’s operations hereunder, or any claim or judgment arising therefrom against Franchisor. Area Developer shall indemnify and hold harmless to the fullest extent allowed by law, Franchisor, its affiliates and subsidiaries and each of their respective directors, officers, employees, shareholders, and agents, (collectively “Indemnitees”) from any and all losses and expenses (as hereinafter defined) incurred in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, or formal or informal inquiry (regardless of whether same is reduced to judgment) or any settlement thereof which arises directly or indirectly from, as a result of, or in connection with Area Developer’s operations hereunder including, but not limited to, claims arising as a result of the maintenance and operation of vehicles or the Area Developer’s business or the claims of customers, employees and others (collectively, “Event”), and regardless of whether same resulted from any strict or vicarious liability imposed by law on the Indemnitees, provided, however, that this indemnity shall apply to any liability arising from the negligence of Indemnitees, but not the gross negligence of Indemnitees (except to the extent that joint liability is involved, in which event the indemnification provided herein shall extend to any finding of comparative negligence or contributory negligence attributable to Area Developer. For the purpose of this Section X.C., the term “losses and expenses” shall be deemed to include compensatory, exemplary, or punitive damages; fines and penalties; attorneys’ fees; experts’ fees; court costs; costs associated with investigating and defending against claims; settlement amounts; judgments; compensation for damages to the reputation and goodwill of Franchisor; and all other costs associated with any of the foregoing losses and expenses. Area Developer shall give Franchisor prompt written notice of any event of which it is aware, for which indemnification is required, and, at the expense and risk of Area Developer, Franchisor may elect to assume (but under no circumstance is obligated to undertake) the defense and/or settlement thereof. Any assumption of Franchisor shall not modify Area Developer’s indemnification obligation. Franchisor may, in its sole judgment, take such actions as it deems necessary and appropriate to investigate, defend, or settle any Event or take other remedial or corrective actions with respect thereof as may be, in the sole judgment of Franchisor, necessary for the protection of the Indemnitees or the System.

XI.	APPROVALS AND WAIVERS

A. Whenever this Development Agreement requires the prior approval or consent of Franchisor, Area Developer shall make a timely written request to Franchisor therefor; and, except as otherwise provided herein, any approval or consent granted shall be in writing.

B. Franchisor makes no warranties or guarantees upon which Area Developer may rely, and assumes no liability or obligation to Area Developer, by providing any waiver, approval, advice, consent, or suggestion to Area Developer in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

C. No failure of Franchisor to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by Area Developer with any obligation or condition hereunder, or by any other area developer under any agreement similar to this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Franchisor’s right to demand exact compliance with any of the terms herein. Waiver by Franchisor of any particular default by Area Developer shall not affect or impair Franchisor’s rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of Franchisor to exercise any power or right arising out of any breach or default by Area Developer of any of the terms, provisions or covenants hereof, affect or impair Franchisor’s right to exercise the same, nor shall such constitute a waiver by Franchisor of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by Franchisor of any payments due to it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Area Developer of any terms, covenants or conditions of this Agreement.

XII.	SEVERABILITY AND CONSTRUCTION

A. Except as expressly provided to the contrary herein, each section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

B. Anything to the contrary herein notwithstanding, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisor or Area Developer and such of their respective successors and assigns as may be contemplated by Section VII hereof, any rights or remedies under or by reason of this Agreement.

C. Area Developer expressly agrees to be bound by any promise or covenants imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

D. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

E. Any provision or covenant of this Agreement by which its terms or by reasonable implication is to be performed in whole or in part, after the expiration or termination of this Agreement shall survive such expiration or termination.

XIII.	ENTIRE AGREEMENT

This Agreement, the documents referred to herein, and the Attachments hereto, if any, constitute the entire, full, and complete agreement between Franchisor and Area Developer concerning the subject matter hereof and supersede any and all prior agreements, no other representations having induced Area Developer to execute this Agreement. Area Developer acknowledges that it is neither aware of or relying upon any oral or written representation or understanding which is contrary to the terms and conditions of this Agreement or the contents of any document furnished to Area Developer. No amendment, change, or variance from this Agreement shall be binding on either party unless executed in writing.

XIV.	APPLICABLE LAW

A. This Agreement takes effect upon its acceptance and execution by Franchisor in North Carolina, and North Carolina law shall apply to any claim or controversy regarding the making, entering into, performance, interpretation, breach or termination of this Agreement. In the event of any conflict of law, the laws of North Carolina shall prevail, without regard for the application of North Carolina conflict of law rules; provided, however, that if any of the provisions of this Agreement would not be enforceable under the laws of North Carolina, but would be enforceable under the laws of the state in which the principal office of Area Developer is located, then such provisions shall be interpreted and construed under the laws of the state in which the principal office of Area Developer is located. Nothing in this Section XIV is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the State of North Carolina to which it would not otherwise be subject.

B. Any action brought by Area Developer against Franchisor shall be brought exclusively, and any action brought by Franchisor against Area Developer may be brought, in the federal district court covering the location at which Franchisor has its principal place of business at the time the action is commenced; provided, however, that if the federal court would not have subject matter jurisdiction had the action been commenced in such court, then, in such event, the action shall (with respect to actions commenced by Area Developer), and may (with respect to actions commenced by Franchisor) be brought in the state court within the judicial district in which Franchisor has its principal place of business at the time the action is commenced. The parties waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

C. No right or remedy conferred upon or reserved to Franchisor or Area Developer by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

D. Nothing herein contained shall bar Franchisor’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions; nor shall the reference to such relief in certain Sections of this Agreement be deemed to imply the unavailability of such relief to enforce rights provided for in other sections.

E. Franchisor and Area Developer irrevocably waive trial by jury in any action, proceeding, or counterclaim whether at law or in equity, brought by them against the other. Any and all claims and actions arising out of or relating to the Agreement, the relationship of Franchisor and Area Developer, or Area Developer’s operation of its business shall be commenced within two years from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred. Franchisor and Area Developer hereby waive to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the others and agree that in the event of a dispute between them each shall be limited to the recovery of any actual damages sustained by them.

XV.	ACKNOWLEDGMENTS

A. Area Developer acknowledges that Area Developer has received a copy of the complete Golden Corral restaurant Area Development Agreement, the attachments thereto, if any, and agreements relating thereto, if any, at least five (5) business days prior to the date on which this Agreement was executed. Area Developer further acknowledges that it has received a disclosure document which is required by the Trade Regulation Rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures,” and which contains a copy of this Development Agreement (“UFOC”), at least ten (10) business days prior to the date on which this Agreement was executed.

B. Area Developer acknowledges that it has conducted an independent investigation of the business franchised hereunder, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Area Developer as an independent businessman. Except with respect to any information contained in Item 19 of Franchisor’s UFOC, Franchisor expressly disclaims the making of, and Area Developer acknowledges that it has not received, any representation, express or implied, from any employee or agent of Franchisor, as to the prior, current, or potential sales, income, profits, or success of the business venture contemplated by this Agreement or of any other Area Developer.

C. Area Developer acknowledges that it has read and understood this Agreement, the attachments hereto, if any, and agreements relating thereto, if any; and, that Franchisor has accorded Area Developer ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed, and delivered this Agreement on the day and year first above written.

GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

(Corporate Seal)	By:	/s/ L. Tate
Larry I. Tate, Senior Vice President of Franchise Sales

Attested:

	By:	/s/ Robert B. Heyward
Its Secretary

ATTEST:	AREA DEVELOPER: FRISCH’S RESTAURANTS, INC.

/s/ Paul F. McFarland	By:	/s/ Donald H. Walker
Its Vice President		Donald H. Walker, Vice President-Finance

(Corporate Seal)

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

AREA DEVELOPMENT AGREEMENT

EXHIBIT “AA”

Initials DW LT

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

AREA DEVELOPMENT AGREEMENT

EXHIBIT A

1. Development Area – Each restaurant developed under this Development Agreement shall be located in the following area:

See attached Exhibit “AA” which is incorporated herein by reference.

2. Development Schedule – Recognizing that time is of the essence, Area Developer agrees to satisfy the Development Schedule set forth below:

By Date	Cumulative Total Number of Restaurants Which Area Developer Shall Have Open and in Operation
December 31, 2004	Five (5)

December 31, 2005	Ten (10)

December 31, 2006	Fifteen (15)

December 31, 2007	Twenty (20)

December 31, 2008	Twenty-Five (25)

December 31, 2009	Thirty (30)

December 31, 2010	Thirty-Five (35)

December 31, 2011	Thirty-Eight (38)

Initials DW LT

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

DEVELOPMENT AGREEMENT

EXHIBIT B-1

ADDENDUM FOR GC-11S RESTAURANTS

The form of Addendum For GC-11S Restaurants currently offered by Franchisor is attached.

Not applicable

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

DEVELOPMENT AGREEMENT

EXHIBIT B-2

ADDENDUM FOR GC-11M RESTAURANTS

The form of Addendum For GC-11M Restaurants currently offered by Franchisor is attached.

THE GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

DEVELOPMENT AGREEMENT

EXHIBIT C

FRANCHISE AGREEMENT

The form of Franchise Agreement currently offered by Franchisor is attached.

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (hereinafter “Termination Agreement”) is made and entered into this 20th day of July, 2004, by and between Golden Corral Franchising Systems, Inc., a Delaware corporation (hereinafter “Franchisor”) and Frisch’s Restaurant’s Inc., an Ohio corporation (hereinafter referred to as “Area Developer”).

RECITALS:

A. Franchisor and Area Developer are parties to two (2) Area Development Agreements respectively dated December 30, 1997 and July 6, 20000 (hereinafter, together with all amendments thereto, collectively referred to as “Development Agreements”) in which area Developer was granted certain development rights to obtain franchises for a combined total of five (5) restaurants using a GC-11S building design, thirty-two (32) restaurants using a GC-11M building design and three (3) restaurants using a metro Market (GC-10) building design which restaurants were to have been located within certain defined submarkets/cities as described on the Exhibits to the Development Agreements.

B. Area Developer and Franchisor have agreed to enter into a new Area Development Agreement to include both the submarkets/cities which remain undeveloped under the Development Agreements and the additional submarkets/cities requested by Area Developer, and in connection therewith to terminate the Development Agreements and credit Area Developer with an amount equal to the remaining development fee unapplied account balance(s) under the Development Agreements against the development fee due under such new Area Development Agreement.

C. Area Developer and Franchisor now seek to terminate the Development Agreements and the respective rights and duties of the parties to it, on the terms set forth below currently with the execution of a new Area Development Agreement.

NOW THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other party set forth herein, hereby agree as follows:

1. Development Agreement Terminated. The Development Agreement and any supplements to them are hereby terminated as of 11:59 P.M. on the date of this Termination Agreement (the “Termination Date”).

2. No Liability Assumed. Franchisor expressly disclaims liability for any debt, default, action, negligence or malfeasance of Area Developer, and Area Developer acknowledges this disclaimer.

3. Representations and Warranties of Area Developer. Area Developer represents and warrants as follows:

a.	No one other than Area Developer has any interest, legal or equitable,

direct or indirect, overt or concealed, in the Development Agreement Agreements, except Franchisor itself;

b.	Area Developer is legally entitled to enter into this Termination Agreement;

c.	No judgments, actions, suits or proceedings are pending against Area Developer, and no claims or causes of action exist against Area Developer, arising out of or with respect to the Development Agreements1 or other related matters.

4. Indemnification. Area Developer agrees to and does hereby indemnify and hold harmless Franchisor and its predecessor(s), successor(s), parent(s), affiliates, representatives, assigns, employees, officers, directors and stockholders (past, present or future) and each of them from and against any and all liability, loss, damage or expense (including attorneys’ fees and costs) which any of them may sustain or incur because of any breach of any representation or warranty by Area Developer under this Termination Agreement.

5. Franchisor Released.

5.1	Area Developer hereby irrevocably remises, releases and forever discharges Franchisor, and its predecessor(s), successor(s), parent(s), affiliates, assigns, and all of their respective representatives, employees, officers, agents, servants, directors and stockholders (past, present or future) and each of them, to the fullest extent allowed by applicable law, of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, character and description, known and unknown, vested or contingent, which Area Developer now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold against any one or more of such releasees, arising out of or related to any and all matters, things or transactions of any kind, including but not limited to those relating to the Development Agreement and this Termination Agreement, at any time prior to and including the date of this Termination Agreement.

5.2	Area Developer represents and warrants that it has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation whatsoever any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

6. Development Fee. Franchisor shall retain the Development Agreements’ remaining account balance of the development fee in the amount of One Hundred Seventy Thousand Dollars ($170,000.00). Franchisor agrees to apply/credit One Hundred Seventy Thousand Dollars ($170,000.00) of the aforementioned non-refundable development fee account balance towards the development fee due to Franchisor for Area Developer’s new thirty-eight (38) restaurant Area Development Agreement, of which Fifty Thousand Dollars ($50,000.00) has between December 31,

2003 and the present been applied to the individual unit’s initial franchise fees due for Lima, Ohio which opened January 26, 2004; Cleveland (Brooklyn), Ohio which opened May 24, 2004; the Macedonia, Ohio site approved by the Development Committee with a Franchise Agreement executed; the Toledo (Alexis), Ohio site approved by the Development Committee with a Franchise Agreement executed; and, the Ontario, Ohio site approved by the Development Committee with a Franchise Agreement executed.

7. Entire Agreement. This Termination Agreement states the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and supersedes all prior agreements and all negotiations, discussions and oral representations in connection herewith, and may not be altered, amended or supplemented except in a writing which references this Termination Agreement and is signed by the parties hereto.

8. Construction. All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, and vice versa, where applicable.

9. Area Developer’s Understanding. Area Developer represents that:

a.	Area Developer has read, knows and understands the contents of this Termination Agreement; and

b.	Area Developer has executed this Termination Agreement voluntarily, and after having been given the opportunity to consult with advisors of its choice.

10. Governing Law. This Termination Agreement is made and entered into in the State of North Carolina and shall be construed in accordance with and governed by the law thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Termination Agreement on the day and year first above written.

GOLDEN CORRAL FRANCHISING SYSTEMS, INC.
[CORPORATE SEAL]

ATTEST:	Robert B. Heyward	By:	/s/ L. Tate
	Its Secretary		Larry I. Tate, Senior Vice President of Franchise Sales

AREA DEVELOPER: FRISCH’S RESTAURANTS, INC.
[CORPORATE SEAL]

ATTEST:	Paul F. McFarland	By:	/s/ Doanld H. Walker
	Its Vice President		Donald H. Walker
Vice President – Finance

ADDENDUM TO AREA DEVELOPMENT AGREEMENT

This is an “Addendum” to the Area Development Agreement (the “Development Agreement”) dated July 20 , 2004 by and between FRISCH’S RESTAURANTS, INC. (“Area Developer”) and GOLDEN CORRAL FRANCHISING SYSTEMS, INC. (“Franchisor”) with respect to certain markets in the Development Area specified under the Development Agreement defined by the Designated Market Areas of Cleveland, Ohio; Toledo, Ohio; Lima, Ohio; Dayton, Ohio; Cincinnati, Ohio; Columbus, Ohio; Wheeling, West Virginia; Steubenville, Ohio; Pittsburgh, Pennsylvania; Johnstown/Altoona, Pennsylvania; Southbend/ Elkhart/Goshen, Indiana; Lansing, Michigan; Detroit, Michigan; and Grand Rapids/Kalamazoo/Battle Creek, Michigan (the “DMAs”).

By executing this Addendum, Area Developer and Franchisor intend to supplement the terms and provisions of the Area Development Agreement and, to the extent that any term or provision of the Development Agreement is inconsistent with the terms and provisions of this Addendum, the terms of this Addendum shall control.

1.	Option to Purchase Additional New Markets

Franchisor and Area Developer acknowledge and agree that certain markets (not including Non-traditional Markets) exist within the DMAs which are subject to this Development Agreement, which in the judgment of the Franchisor do not currently meet the minimum criteria for development and operation of a Golden Corral ® restaurant. Franchisor and Area Developer agree that in the event that Franchisor in its sole and absolute judgment determines in the future that any one or more market areas within the DMAs meets the then-current criteria established by Franchisor for development of a Golden Corral ® restaurant (a “New Market”), Area Developer shall have the option to purchase each such New Market (the “Option”,) on the following terms:

Term of Option:

So long as Area Developer is not in default under the Development Agreement or any Franchise Agreement, the Option shall continue throughout the term of the Development Agreement (including any extension thereof) and thereafter so long as Area Developer acquires each New Market which may become available under the Option and develops a Golden Corral ® restaurant in each market owned by Area Developer as required by the Development Agreement (including any amendment or replacement thereto). Notwithstanding anything contained within this Addendum or the Development Agreement to the contrary, Area Developer shall have no right or option to develop the markets/cities which Area Developer has already declined to acquire in the DMAs and such markets/cities are excluded from this Development Agreement and Addendum. Such excluded markets/cities include the cities of Ashland, Ohio; New Philadelphia, Ohio; Sandusky, Ohio; Adrian, Michigan; Owensboro, Kentucky; Paducah, Kentucky; Cranberry, Pennsylvania; Brighton, Michigan; Rochester Hills, Michigan; Bloomington/Normal, Illinois; Springfield, Illinois; Champagne/Urbana, Illinois; Peoria/Pekin, Illinois and Moline/Rock Island, Illinois. It is acknowledged that Franchisor may establish and

Addendum to Area Development Agreement

Frisch’s Restaurants, Inc.

operate or license others to establish and operate Golden Corral restaurants in such declined and excluded markets/cities without offering Area Developer any rights therein.

Designation as New Market; Election to Exercise Option to Purchase:

Following the designation by Franchisor of any New Market, except for the declined/excluded markets, Franchisor shall give notice to Area Developer in writing that such market has been so designated. Such notice shall include all New Markets so designated, together with such information as Franchisor in its discretion deems relevant to each such designation. If Area Developer elects to exercise the Option granted hereby with respect to a New Market, Area Developer shall give written notice of such election to Franchisor within thirty (30) days following receipt by Area Developer of the notice from Franchisor. Area Developer shall exercise such Option with respect to all, but not less than all, New Markets included within a notice from Franchisor.

Terms of Purchase; Execution of Documents

In the event that Area Developer elects to exercise the Option with respect to New Markets designated by Franchisor, such New Markets shall be purchased on Franchisor’s then-standard terms for the licensing of markets under an Area Development Agreement. Franchisor shall prepare and Area Developer shall execute, within thirty (30) days after receipt, an amendment to the Development Agreement in which the Term and the opening schedule set forth in the Development Agreement shall be extended for a period of time determined by Franchisor based upon the number of New Markets being acquired and after taking into consideration the number of new restaurants required to be developed each year under the existing terms of the agreement, or, if the term of the Development Agreement has expired, Area Developer shall execute a new agreement providing for the development and operation by Area Developer of a Golden Corral ® restaurant in each New Market and with a term sufficient to allow for such development based upon the previously existing agreement.

Area Developer shall pay to Franchisor the Development Fee otherwise due for each New Market being acquired, according to Franchisor’s then-standard terms, at the time of execution of the Amendment to the Development Agreement or a new Area Development Agreement, as the case may be.

2.	Limited Option to Purchase Rights for Non-Traditional Sites

Franchisor and Area Developer acknowledge and agree that the Development Area excludes certain non-traditional sites as described in Section I.C. (i) of the Development Agreement, and

Addendum to Area Development Agreement

Frisch’s Restaurants, Inc.

which are likewise excluded from the Protected Territory defined in the form of Franchise Agreement attached as an exhibit to the Development Agreement. Franchisor and Area Developer agree that in the event that Franchisor in its sole and absolute judgment determines that any one or more non-traditional sites within the DMAs meets the then-current criteria established by Franchisor for development of a restaurant business or similar offering using the Proprietary Marks and the System (a “Non-traditional Site”), and, based on the characteristics of such Non-traditional Site (including but not limited to the nature of the offering which may be made for such site, any contractual obligations or limitations, bidding requirements, connections with any other similar site not within the DMAs, and other criteria deemed by Franchisor as bearing on the proposed use of the site) Franchisor determines in its sole discretion that Area Developer can be expected to meet all of the development and operating criteria for such site and without affecting the operation of any similar site not within the DMAs, Area Developer shall have the option to purchase the development right for each such Non-traditional Site (a “Supplemental Right”), on the following terms:

Term of Supplemental Right To Develop Non-Traditional Sites

So long as Area Developer is not in default under the Development Agreement or any Franchise Agreement, the Option shall continue throughout the term of the Development Agreement (including any extension thereof) and thereafter so long as Area Developer acquires each New Market which may become available under the Option and develops a Golden Corral ® restaurant in each market owned by Area Developer as required by the Development Agreement (including any amendment or replacement thereto). Notwithstanding anything contained in this Addendum or the Development Agreement to the contrary, this Supplemental Right shall only apply to those submarkets/cities referred to in Exhibit “AA” of the Development Agreement and those New Markets wherein Area Developer has timely exercised its Option and entered into the required documents with Franchisor as described in Paragraph 1 of this Addendum.

Designation as Non-Traditional Site Subject to Supplemental Right; Election to Exercise Option to Purchase:

Following the designation by Franchisor of any Non-traditional Site as a site subject to a Supplemental Right, Franchisor shall give notice to Area Developer in writing that such site has been so designated. Such notice shall include such information as Franchisor in its discretion deems relevant to each such designation, and any information in Franchisor’s possession regarding the site which create developmental or operating requirements or restrictions, such as bidding requirements, operating requirements or restrictions and the like. Franchisor shall also specify in such notice any fees or payments due from Area Developer to Franchisor or any affiliate of Franchisor, including but not limited to any franchise fee or royalty requirement if

Addendum to Area Development Agreement

Frisch’s Restaurants, Inc.

different in any respect from the fees or payments specified with respect to any other franchised Golden Corral ® restaurant developed under Franchisor’s then-standard terms. If Area Developer elects to exercise the Supplemental Right granted hereby with respect to a Non-traditional Site, Area Developer shall give written notice of such election to Franchisor within thirty (30) days following receipt by Area Developer of the notice from Franchisor. Area Developer shall exercise such Supplemental Right with respect to all, but not less than all, Non-traditional Sites included within a common bid, operating agreement or contract required with a third party, but may otherwise exercise or reject such Supplemental Rights with respect to sites on a case by case basis.

Terms of Purchase; Execution of Documents

In the event that Area Developer elects to exercise the Option with respect to a Non-traditional Site designated by Franchisor and for which Area Developer is successful in acquiring the right to operate at such site from any third party required to approve such development, such Non-traditional Sites shall be purchased on Franchisor’s then-standard terms for the sale of markets in similar locations, or, if Franchisor has not established standard terms for such kinds of development, on such terms as Franchisor deems reasonable and appropriate after giving consideration to the training, development and other assistance likely to be provided by Franchisor. The Term of the Development Agreement shall be extended for a period of time determined by Franchisor based upon the number and type of Non-traditional Sites being acquired and after taking into consideration the number of new restaurants required to be developed each year under the existing terms of the agreement, or, if the term of the Development Agreement has expired, Area Developer shall execute a Franchise Agreement for any single Non-traditional Site or a new Area Development Agreement for multiple sites, on such terms as Franchisor deems reasonable and appropriate, which agreement shall provide for the development and operation by Area Developer of a Golden Corral ® restaurant facility in each Non-traditional Site and with a term sufficient to allow for such development based upon the development obligations imposed by the third party with whom Area Developer is required to contract for the operation of such site.

Area Developer shall pay to Franchisor any fees due with respect to each Non-traditional Site being acquired, according to Franchisor’s terms, at the later of the date Area Developer secures the right from any third party to develop such site (such as the date Area Developer is notified of its successful bid or acceptance by the third party of acceptance of Area Developer’s contract) or the time of execution of the Amendment to Development Agreement or new Area Development Agreement including such Non-traditional Site or, in the case of a single Non-traditional site, at the time of execution of the Franchise Agreement for such site, as the case may be.

Addendum to Area Development Agreement

Frisch’s Restaurants, Inc.

3.	Limitation on Restrictions While Public Company:

Franchisor acknowledges that Area Developer is currently organized and operates as and expects to remain a corporation registered under the Securities and Exchange Act of 1934 (or any similar subsequent law) regulating the transfer of publicly traded securities, and has qualified for and has listed for trading of its equity securities on national and regional stock exchanges (a “Public Company”).

Area Developer shall upon request provide to Franchisor (i) a copy of Area Developer’s annual report on Form 10-K each year promptly after its preparation and (ii) a list each year of any individual or entity required under the federal securities laws to file Form 5 (or any similar form) with the Securities Exchange Commission in such year.

Franchisor agrees that so long as Area Developer continues to operate as a Public Company, Area Developer shall not be required to comply (except as set forth below) with the following restrictions or requirements in the Development Agreement or form of Franchise Agreement attached thereto, or any similar restriction found in any other provision of any form of Franchise or Area Development Agreement hereafter adopted by Franchisor:

A)	Area Developer shall not be required to comply with provisions of Sections V.B.1. and V.B.2. of the Development Agreement or Section XVII of the Franchise Agreement regarding Corporate, Partnership or Limited Liability Company franchisees.

B)	Except as set forth below, the transfer of stock or other interests in Area Developer so long as Area Developer is a Public Company shall not be deemed a transfer subject to the provisions of Section VII.B. of the Development Agreement or Section XIII.B. of the Franchise Agreement; the consent of Franchisor shall not be required nor shall any fee be payable to Franchisor with respect to any offerings of shares or securities otherwise restricted by Section VII.C. of the Development Agreement or Section XIII.D. of the Franchise Agreement; and Franchisor shall not have any right of first refusal as otherwise provided in Sections VII.D. or VII.E. of the Development Agreement or Sections XIII.E. or XIII.F. of the Franchise Agreement; Provided, however, that a transfer by operation of law as the result of a merger, consolidation or reorganization with an entity engaged in the operation of family steakhouse or buffet restaurants which compete directly or indirectly with Golden Corral ® restaurants shall be a prohibited transfer, and no such merger or consolidation shall be permitted without the express prior written consent of Franchisor, which Franchisor may refuse to give in its sole and absolute discretion.

C)	So long as the Area Developer maintains policies and procedures designed to maintain the confidential nature of any Proprietary Information furnished to Area Developer and to

Addendum to Area Development Agreement

Frisch’s Restaurants, Inc.

prevent its improper use, and otherwise agrees to notify Franchisor of any prohibited use and assist Franchisor in taking such action as may be necessary to obtain an injunction prohibiting any prohibited conduct, Area Developer shall not be required to furnish covenants required under Section VIII.I.(2) of the Development Agreement or Section VIII.C. of the Franchise Agreement.

4.	Consent to Operation of Alternative Businesses:

Area Developer currently operates other restaurant businesses under the Frisch’s ® restaurant operating format which is distinct from those of Franchisor and does not use any of the Marks or the System. Franchisor has agreed in reliance upon the assurances of Area Developer and in consideration of the continuing covenant and agreement of Area Developer to preserve and protect the Proprietary Information to give its consent to the specific existing or additional Frisch’s business operations of Area Developer, and may consent to other types of restaurant operations in the future. Area Developer shall, as a continuing condition to the ongoing consent of Franchisor to the continuing operation of such alternative restaurant businesses, at all times maintain all confidential and Proprietary Information in the manner called for under Section VIII.A. of the Franchise Agreement, and shall not take any steps designed to or as a foreseeable result of which the other business operations of Area Developer will become substantially similar to those licensed under the Development Agreement or Franchise Agreement, or cause confusion in the minds of the public as to the source of any product or service offered in any other business operated by Area Developer with those offered from Golden Corral ® restaurants. This consent shall not serve as a consent to the acquisition of any other restaurant business, or the merger or consolidation of Area Developer with any other entity which operates family steakhouse or buffet restaurants (including cafeteria restaurants) or other restaurants which utilize an operating format similar to that of Franchisor.

5.	Development Fee Credit:

Franchisor and Area Developer have entered into a Termination Agreement which terminated their December 30, 1997 and July 6, 2000 Area Development Agreements (hereinafter, together with all amendments thereto, collectively referred to as “Old Agreements”). Area Developer shall receive a credit of One Hundred Seventy Thousand Dollars ($170,000.00) which represents the remaining non-refundable account balance of the Old Agreements’ development fee(s) to apply towards the Three Hundred Eighty Thousand Dollars ($380,000.00) development fee due under the Development Agreement, of which Fifty Thousand Dollars ($50,000.00) has between December 31, 2003 and the present been applied to the individual unit’s initial franchise fees due for Lima, Ohio which opened January 26, 2004; Cleveland (Brooklyn), Ohio which opened May 24, 2004; the Macedonia, Ohio site approved by the Development Committee with a Franchise Agreement executed; the Toledo (Alexis), Ohio site approved by Development Committee with a Franchise Agreement executed ; and, the Ontario, Ohio site approved by the Development Committee with a Franchise Agreement executed.

IN WITNESS WHEREOF, the parties have caused this Addendum to Area Development Agreement to be executed by their respective duly authorized officers on the same day and year as the original execution of the Development Agreement.

GOLDEN CORRAL FRANCHISING SYSTEMS, INC.

By:	/s/ L. Tate
Larry I. Tate, Senior Vice President of Franchise Sales

Attest:	/s/ Robert B. Heywood
Its Secretary

FRISCH’S RESTAURANTS, INC.

	By:	/s/ Donald H. Walker
Donald H. Walker, Vice President-Finance

(Corporate Seal)	Attest:	/s/ Paul F. McFarland
Its Vice President